EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated as of June 1, 2007 is entered into by and between Golf Academies Limited (the “Company”), and John Benjamin Edward Porter the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Employment.

(a) Term. The Company hereby employs Executive to serve as Managing Director and to serve in such additional or different position or positions as the Company and Executive may determine during the term of this Employment Agreement. This Employment Agreement shall be for a period of 3 years, commencing on May 1, 2007, and shall be renewable each year after the year ending April 30, 2010 (“Employment Period”), subject to Section 4 of this Employment Agreement.

(b) Duties and Responsibilities. Executive will be reporting to the President and Chief Executive Officer of GPS Industries, Inc., a Nevada corporation. Executive’s duties will include training, development, and assistance to others within or contracted by the Company in countries throughout the world. The position will require consistent communication with customers, distributors, suppliers, sub-contractors, attendance of trade shows, instructing where required and any other duties as may be required by the Company for the position of the Managing Director. The initial principal location at which Executive shall perform services for the Company shall be at: Golf Academies Limited Kestrel House Marine Road Eastbourne east Sussex BN22 7AU England. Any and all subsequent principal locations shall be restricted to Europe, and Executive shall not be required to perform any of the duties or responsibilities set forth in this Agreement outside of Europe.

2. Compensation.

(a) Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of £75,000 p.a.

3. Other Employment Benefits.

(a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel, including mileage allowance, and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement. All expense statements will be paid within seven (7) days of receipt.

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(i) Executive shall be entitled to “business” class air travel accommodations for flights exceeding four hours and hotel accommodations not to exceed 4 star.

(b) Medical Plans. Executive shall be entitled to medical health coverage as in place at present time, not to exceed £1,500 p.a. per year.

(c) Vacation. Executive shall be entitled to 4 weeks of paid annual vacation, plus national holidays. If the Employment Period is extended by the parties to this Agreement pursuant to Section 1, then Executive shall be entitled to 5 weeks of paid annual vacation plus national holidays for each year after the initial Employment Period, beginning on May 1, 2010.

(d) Company Stock Option Plan. Executive shall be entitled to participate in the GPS Industries, Inc. Stock Option Plan (the “Plan”). Any grant (including the terms thereof) shall be at the sole discretion of the Board of Directors or Committee administering the Plan.

(e) Bonus Program. Executive may be eligible to receive a bonus within the sole discretion of the Company, based on corporate achievements throughout the year and for creating extraordinary circumstances (such as a major contribution to the bottom line by way of a cost reduction, major contracts signed, exceeding revenue targets, etc.).

4. Termination of Employment.

(a) Termination with Cause by the Company. This Employment Agreement may be terminated for “good cause” (as hereinafter defined) by the Company provided that the Company shall:

(i) Give Executive the Notice of Termination (as hereinafter defined) and

(ii) Pay Executive his annual base salary through the Date of Termination (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Date of Termination, but which have not yet been paid.

(b) Termination without Cause by the Company. This Employment Agreement may be terminated by the Company:

(i) On April 30, 2010;

(ii) During the Employment Period without cause. In the event this Employment Agreement is terminated by the Company for any reason other than for good cause (or the Company gives notice that it is not renewing the Employment Agreement), the Company shall continue to pay to Executive the compensation and other benefits described in Section 2 of this Employment Agreement, except for annual cash bonuses or incentive compensation, for the remainder of the Employment Period.

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The Company shall continue to provide medical, hospitalization or disability benefits coverage to Executive, his spouse and dependents for a period of three (3) months from the Date of Termination.

(iii) By reason of the death or Disability Reason (as hereinafter defined) provided that the Company shall continue to pay to Executive (or the estate of Executive in the event of termination due to the death of Executive) the compensation and other benefits described in Section 2. Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. In the event of termination by the Company by reason of Executive’s death or Disability, medical, hospitalization or disability benefits coverage comparable to that provided by the Company during Executive’s lifetime shall be provided to Executive, his spouse and dependents for three (3) months from the Date of Termination, and for three (3) months from the Date of Termination with respect to medical and hospitalization benefits for the Executive and his family. The benefits provided under this Section shall be no less favorable to Executive in terms of amounts, deductibles and costs to him, if any, than such benefits provided by the Company to him and shall not be interpreted so as to limit any benefits to which Executive, as a terminated Executive of the Company, or his family may be entitled under the Company’s life insurance, medical, hospitalization or disability plans following his Date of Termination or under applicable law.

(c) Termination for Good Reason by Executive. In the event of Termination by the Executive for Good Reason, the Company shall continue to pay to Executive the compensation and other benefits described in Section 2 of this Employment Agreement, except for annual cash bonuses or incentive compensation as follows:

(i) During the first year of this contract for two (2) months from the Date of Termination;

(ii) One (1) additional month for each additional year (or portion thereof) of employment thereafter.

The Company shall continue to provide medical, hospitalization or disability benefits coverage to Executive, his spouse and dependents for a period of three (3) months from the Date of Termination.

(d) Change of Control. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof should a Change in Control occur during the term of this contract.

(e) Definitions. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section entitled Definitions unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

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(i) “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive’s ability to substantially perform his duties under this Employment Agreement as an Executive and as a result of which he shall have been absent from his duties with the Company on a full-time basis for two (2) consecutive months.

(ii) A termination for “good cause” shall mean a termination of this Employment Agreement by reason of a good faith determination by the Board of one of the following:

(1) Executive’s breach of any of the covenants contained in this Agreement;

(2) Executive’s conviction by, or entry of a plea of guilty or “nolo contendere” in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

(3) Executive’s commission of an act of fraud or embezzlement upon the Company’s funds, whether prior to or subsequent to the date hereof;

(4) Executive’s refusal to perform, or continuing repeated failures to perform, Executive’s duties as required by this Agreement (including, without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive’s employment by the Company);

(5) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

(6) “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior express written consent:

(7) Any material change in Executive’s status, title, authorities or responsibilities under this Employment Agreement which represents a demotion from such status, title, position or responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Employment Agreement, or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability, provided, however, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder;

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(8) Any other material breach by the Company of any provision of this Employment Agreement;

(9) In the event of a Change of Control, the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform Company’s obligations under this Employment Agreement.

(iii) Change of Control. “Change of Control” shall be deemed to have occurred when:

(1) Securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates;

(2) A merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company;

(3) A sale is consummated by the Company of substantially all of the Company’s assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or

(4) During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(iv) Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specified termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with the Section entitled Notices of this Employment Agreement.

(v) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to the Section entitled Termination Without Cause By The Company Or For Good Reason By Executive of this Employment Agreement shall not be less than sixty (60) days, and in the case of a termination pursuant to this Section, entitled Definitions, of this Employment Agreement shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been taken).

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(f) Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of a contest or dispute over Executive’s termination of employment if such contest or dispute is resolved in Executive’s favor.

5. Confidential Information and Invention Assignments.

(a) Executive is simultaneously executing a Confidential Information and Invention Assignment Agreement (the “Confidential Information and Invention Assignment Agreement”). The obligations under the Confidential Information and Invention Assignment Agreement shall survive termination of this Agreement for any reason.

6. Exclusive Employment.

(a) Save as agreed in writing, during employment with the Company, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within one (1) year after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any Executive, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

7. Miscellaneous.

(a) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(b) Entire Agreement. This Agreement together with the attached exhibits and the Confidential Information and Invention Assignment Agreement contains the entire agreement and understanding between the parties concerning Executive’s employment. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning Executive’s employment with the Company. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

(d) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

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(e) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), wither pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(f) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s President at the company’s principal office, as the case may be.

(g) Arbitration. Any claim or controversy arising out of, relating to or concerning this Agreement, the breach of this Agreement, the employment of Executive or the termination of Executive’s employment including any statutory claims (including, without limitation, the arbitrability of any claim or controversy) shall be settled by arbitration in Surrey, British Columbia in accordance with applicable law.

(h) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of England, applicable to contracts made and to be performed wholly within England, and without regard to the conflicts of laws principles thereof.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date set forth below.

GOLF ACADEMIES LIMITED

By:
JOHN BENJAMIN EDWARD PORTER		Name:
Title:

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